Exhibit 99.1

November 9, 2009

Eagle Rock Announces Receipt of Joint Proposal from Natural Gas Partners and Black Stone Minerals Company

HOUSTON – Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) announced today that the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the general partner of the general partner of the Partnership (the “Board”) received a joint letter on November 7, 2009, from Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. (collectively with certain of their affiliates, “NGP”) and Black Stone Minerals Company, L.P. (collectively with certain of its affiliates, “Black Stone”).  The joint letter dated November 7, 2009 includes a joint term sheet (together with the letter, the “Joint Proposal”) setting forth revised terms and conditions of, and serving as a replacement of, both NGP’s and Black Stone’s most recent individual proposals to the Partnership.  A copy of the Joint Proposal has been filed by the Partnership with the Securities and Exchange Commission on Form 8-K.

The Joint Proposal contemplates, among other things:
•	a commitment by NGP to participate in a portion of, and provide support for (“back-stop”), a rights offering and an equity offering;
•	a commitment by Black Stone to purchase the Partnership’s Minerals Business (as defined in the Partnership’s filings with the Securities and Exchange Commission) for $170 million;
•	a contribution to the Partnership of all incentive distribution rights in the Partnership and the 20,691,495 subordinated units outstanding;
•
an option in favor of the Partnership to acquire the Partnership’s 844,551 outstanding general partner units by acquiring all of the outstanding equity of the general partner of the general partner of the Partnership and all of the limited partner units of the Partnership’s general partner, in exchange for one million newly-issued common units; and

•	the payment by the Partnership to NGP of a transaction fee, payable at the Partnership’s option as $29 million in cash or as some combination of cash, common units and/or warrants.

At management’s request to the Conflicts Committee, the new incentives for the management team that were included in NGP’s prior proposals were not included in the Joint Proposal.

NGP owns a significant equity position in Eagle Rock Holdings, L.P., which owns 2,338,419 common units, 20,691,495 subordinated units and all of the equity interests in Eagle Rock Energy GP, L.P., the Partnership’s general partner (directly and through ownership of all equity interests of the general partner of the Partnership’s general partner), which holds the general partner units and incentive distribution rights in the Partnership.  In addition, NGP owns and controls 8,700,169 aggregate common units and reports beneficial ownership over some additional common units.

The Conflicts Committee has not yet determined that the Joint Proposal constitutes an acceptable framework for negotiation of definitive documents.  In addition, consummation of the proposed transaction(s) in the Joint Proposal is expected to be conditioned upon receiving the approval of a majority of the common units held by non-affiliates.  The Partnership cautions the unitholders of the Partnership, and others considering trading in securities of the Partnership, that the Joint Proposal is not binding at this time, that neither the Board nor the Conflicts Committee has made any decision with respect to the response of the Partnership to the Joint Proposal, and that there can be no assurance that definitive documents will be executed or that any transaction will be approved or consummated.

Contact:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

This news release may include forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission, as well as any other public filings and press releases.